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                                                                    Exhibit 10.4

SENT VIA FAX
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June 8, 2004

Mr. Arthur P. Bellis
The Park Laurel
15 West 63rd Street
Apt. 20B
New York, NY 10023

     Re:  Retirement

Dear Arthur:

This letter agreement reflects the agreement between you and Advanta Corp. ("Advanta") with respect to your retirement from the Board of Directors, as well as your retirement as a director, trustee or officer of any Advanta affiliate, which is effective upon approval of this agreement by the Board and the Audit Committee when they meet on June 9, 2004.

Advanta acknowledges your retirement from the Board of Directors after 30 years of service and confirms that, under the provisions of Advanta's Omnibus Plan, you will be entitled to exercise your currently vested options under the terms of the Omnibus Plan and your option grants at any time until June 9, 2006.

In light of the present interest rate environment and Advanta's current liquidity needs, you will be permitted to redeem any of your currently outstanding Advanta Corp. investment notes, without penalty, at any time until June 9, 2005, upon prior written notice to Advanta.

In the event that the Board of Directors elects, in its discretion, to adopt a retirement plan for non-executive Board members at any time before June 9, 2009, you will be treated as "grandfathered" for purposes of participation in the retirement plan and entitled to receive benefits in accordance with the terms of the plan.

Please sign below indicating your agreement.


                                   /s/ William A. Rosoff
                              --------------------------------
                              William A. Rosoff, Vice Chairman

    /s/ Arthur P. Bellis
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Arthur P. Bellis
June 8, 2004

cc: Martin L. Budd, Esquire